Filed pursuant to Rule 424(b)(3)
Registration No. 333-257306

PROSPECTUS SUPPLEMENT NO. 8
(to Prospectus dated July 2, 2021)

BARK, Inc.
Up to 30,375,545 Shares of Common Stock
5.50% Convertible Senior Secured Notes due 2025
Up to 9,843,433 Shares of Common Stock Underlying 2025 Convertible Notes

This prospectus supplement supplements the prospectus dated July 2, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-257306). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 11, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

As previously described in our Prospectus and our registration statement on Form S-1 (No. 333-257306) dated July 2, 2021, the Prospectus and this prospectus supplement relate to the issuance by us of up to 8,478,333 shares of our common stock, $0.0001 par value per share (“Common Stock”) issuable upon the exercise of our publicly-traded warrants (the “Public Warrants”). The Prospectus and this prospectus supplement also relate to the resale or disposition from time to time upon the expiration of lock-up agreements, if applicable, by (i) the selling stockholders named in the Prospectus or their permitted transferees of up to 20,000,000 shares of our Common Stock, issued in a private placement, (ii) the selling warrant holders named in the Prospectus or their permitted transferees of up to 1,897,212 shares of Common Stock issuable upon the exercise of assumed warrants at a weighted average price of $1.05 per share held by former warrant holders of BarkBox, Inc., (iii) the selling holders or their permitted transferees (the “Selling Noteholders”) of up to approximately $98,434,330 in aggregate principal amount of outstanding 5.50% convertible senior secured notes due 2025 (the “2025 Convertible Notes”) (including approximately $21,050,997 principal amount of in-kind interest payments on the currently outstanding 2025 Convertible Notes through their maturity date) and (iv) the Selling Noteholders of up to 9,843,433 shares of Common Stock issuable upon conversion of the 2025 Convertible Notes (including 2,105,100 shares of Common Stock issuable upon the conversion of approximately $21,050,997 principal amount of in-kind interest payments on the currently outstanding 2025 Convertible Notes through their maturity date).

Our Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “BARK” and “BARK WS,” respectively. On January 10, 2022, the closing price of our Common Stock was $3.60 and the closing price for our Public Warrants was $0.55. The 2025 Convertible Notes will not be listed for trading.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 11 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or the Prospectus or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 11, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date Earliest Event Reported):
January 11, 2022

Bark, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39691	83-4109918
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
221 Canal Street New York, NY		10013 (Zip Code)
(Address of Principal Executive Offices)
(855) 501-2275
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	BARK	New York Stock Exchange

Warrants, each warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	BARK WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.02    Results of Operations and Financial Condition.

On January 10, 2022, BARK, Inc. (the “Company”) issued a press release announcing its chief executive officer transition that included preliminary results for its fiscal third quarter ended December 31, 2021. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this Item 2.02 and in the accompanying Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Departure of Chief Executive Officer and Director

On January 10, 2022, Manish Joneja resigned as Chief Executive Officer (“CEO”) of the Company. Mr. Joneja also resigned on January 10, 2022 from his position as a director of the Board of Directors of the Company (the “Board”). Mr. Joneja has indicated to the Company that he is resigning from his position to remain on the West Coast to be closer to family.

In connection with Mr. Joneja’s resignation, the Company has entered into a release agreement with Mr. Joneja (the “Release Agreement”), to be effective as of January 10, 2022, providing for a general release of claims against the Company and its officers and directors as well as certain other standard provisions in exchange for payment of severance benefits. In exchange for the Release Agreement and Advisor Agreement described below, the Company will pay Mr. Joneja 12 months of salary continuation payments totaling $525,000, continuation of his health insurance benefits for up to 12 months and continuation of executive coaching services for up to 12 months. In addition, Mr. Joneja will be fully vested in an additional 1,624,183 stock option shares. The Company has also entered into an advisor agreement with Mr. Joneja (the “Advisor Agreement”), to be effective as of January 10, 2022, pursuant to which Mr. Joneja will provide certain ongoing advisory services to the Company until March 31, 2022. In exchange for services to be performed under the Advisor Agreement, Mr. Joneja will have until June 30, 2023 to exercise all of his vested stock option shares.

The above description is a summary of the Release Agreement and the Advisor Agreement and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the Release Agreement and the Advisor Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, with this Current Report on Form 8-K and are incorporated herein by reference.

Appointment of Chief Executive Officer

On January 10, 2022, the Board appointed Matt Meeker as Chief Executive Officer of the Company. Mr. Meeker will also continue to serve as Executive Chairman of the Board.

Mr. Meeker, age 48, is a co-founder of Barkbox, Inc. and was the Chief Executive Officer of Barkbox, Inc. from its formation in October 2011 until September 2020. Mr. Meeker has served as director of Barkbox, Inc. since its formation, served as Barkbox, Inc.’s Executive Chairman since September 2020, and served as a director and Executive Chairman of BARK since the consummation of the business combination of Barkbox, Inc. with Northern Star Acquisition Corp. in June 2021. Prior to joining Barkbox, Inc., Mr. Meeker was Entrepreneur-in-Residence at DogPatch Labs, a startup incubator run by Polaris Ventures from January 2011 to April 2012. Prior to that, Mr. Meeker was an advisor at OpenSky from September 2009 to December 2010. He co-founded Meetup, a network of local communities that meet offline about shared interests and passions, and worked there from December 2001 through December 2007. Mr. Meeker also serves as a Venture Partner at Resolute VC. Mr. Meeker received his B.S.B, Marketing, Finance from the University of Minnesota – Carlson School.

There are no family relationships between Mr. Meeker and any of the Company’s directors or executive officers and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Release Agreement between the Company and Manish Joneja dated January 10, 2022.
10.2	Advisory Agreement between the Company and Manish Joneja dated January 10, 2022 (attached as Exhibit A to the Release Agreement).
99.1	Press release dated as of January 10, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bark, Inc.

By:	/s/ Howard Yeaton
Name: Howard Yeaton
Title: Interim Chief Financial Officer
Date: January 11, 2022